Exhibit 99.1

Hecla Reports First Quarter 2021 Results

Record cash margin and adjusted EBITDA and second highest revenue in 130-year history

COEUR D'ALENE, IDAHO--(BUSINESS WIRE)--May 6, 2021--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter 2021 financial and operating results.

HIGHLIGHTS

  Sales of $210.9 million, second highest in the 130-year history, a 54% increase over prior year.
  Gross profit of $64.8 million, an increase of $53.4 million over prior year.
  Cash provided by operating activities of $37.9 million and $16.5 million of quarterly free cash flow1.
  Silver production of 3.5 million ounces, a 7% increase over prior year period.
  Net income applicable to common shareholders of $18.8 million, or $0.04 per share (basic).
  Adjusted net income applicable to common stockholders of $30.6 million, or $0.06 per share.2
  Record Adjusted EBITDA of $86.1 million; net debt/adjusted EBITDA (last 12 months) of 1.4x.4
  Strong liquidity with quarter-end cash position of $139.8 million and undrawn revolving credit facility.
  Increased the silver -linked dividend at the $25 per ounce silver price threshold by 50% to $0.03 annually. Board has also increased each level of the silver-linked dividend by $0.01 per year.
  Greens Creek AISC6 in the first quarter of $1.59 per silver ounce and a new estimate for the year of less than $7.25.
  Ratings upgrade from Moody's with Corporate Family Rating (CFR) upgraded to B2 from B3.
  Continued safe management of COVID-19 across all our operations.
  Sustainability report outlining our 2020 ESG performance and exploration results to be released in conjunction with the Company's Annual Meeting of Shareholders on May 19, 2021.

"The strong performance Hecla has had in five of the last six quarters continued in the first quarter of 2021 with the second highest sales in our history, a new record for EBITDA and gross profit on sales that is about a third higher than the next closest quarter," said Phillips S. Baker, Jr., President and CEO. "Free cash flow generation was the most Hecla has had in the first quarter in a decade. Since the first quarter is typically our smallest quarter, we anticipate cash flow increasing over the rest of the year. Therefore, the Board has increased the silver-linked dividend at the $25 price threshold by 50% to $0.03 per share annually."

Mr. Baker continued, "The backdrop for silver remains very positive with improving industrial demand due to global policies that support green energy where silver is a key component, strong investment demand and tight supply. Hecla is in a key position as the United States' largest silver producer, mining more than a third of all U.S. production, which should increase as our U.S. silver production is anticipated to be 15 million ounces by 2023 with the Lucky Friday's silver production expected to increase to 5 million ounces by then."

FINANCIAL OVERVIEW

	First Quarter Ended
HIGHLIGHTS	March 31, 2021	March 31, 2020
FINANCIAL DATA (000s except per share)
Sales (000)	$210,852	$136,925
Gross profit (000)	$64,812	$11,372
Income (loss) applicable to common stockholders (000)	$18,833	$(17,323)
Basic income (loss) per common share	$0.04	$(0.03)
Diluted income (loss) per common share	$0.03	$(0.03)
Cash provided by operating activities (000)	$37,936	$4,927

Income applicable to common shareholders for the first quarter was $18.8 million, or $0.04 per share, compared to a loss of $17.3 million, or ($0.03 per share), in the first quarter of 2020, and was impacted by the following factors:

  Gross profit increased by $53.4 million due primarily to higher metal prices and production of silver, lead, and zinc. Production increased due to higher grades and Lucky Friday being in full production. Profit also improved due to lower treatment charges at Greens Creek. Casa Berardi also contributed with strong gold production from higher grades, recovery, and improved throughput in the current period.
  Ramp-up and suspension costs decreased by $8.7 million primarily due to Lucky Friday's return to full production in the fourth quarter of 2020.
  Lower interest expense by $5.6 million due to the following items in the first quarter of 2020: (i) interest recognized on both the 7.25% Senior Notes due 2028 and since-redeemed 2021 Notes for an overlapping period, (ii) $1.7 million in unamortized initial purchaser discount on the 2021 Notes recognized as expense upon their redemption, and (iii) amounts drawn on our revolving credit facility.
  Provision for closed operations and environmental matters increased by $3.2 million due to an increase at an historic site.
  Exploration and pre-development expense increased by $3.6 million. In the first quarter of 2021, exploration was primarily at our San Sebastian, Casa Berardi and Nevada Operations units.
  Higher other operating expense by $2.7 million due to operational improvement project costs at Casa Berardi.
  A gain on metal derivatives contracts of $0.5 million compared to a gain of $7.9 million in the first quarter of 2020.
  A net foreign exchange loss of $2.1 million versus a net gain of $6.6 million in the first quarter of 2020, with the variance primarily related to the impact of strengthening of the Canadian dollar relative to the U.S. dollar.
  An income and mining tax provision of $4.6 million compared to an income and mining tax benefit of $1.1 million in the first quarter of 2020 due to increased income at Casa Berardi and the inclusion of $3.1 million following reclassification of the Alaska mine license tax. Cash income and mining taxes paid for the first quarter totaled $2.5 million.

Cash provided by operating activities of $37.9 million increased $33.0 million compared to the first quarter of 2020, primarily due to higher gross profit, partially offset by negative working capital changes of $29.3 million related to lower accounts payable and accrued liabilities, the timing of payment of incentive compensation related to prior-year performance and higher accounts receivable due to the timing of concentrate shipments.

Adjusted EBITDA3 of $86.1 million increased 145% compared to the first quarter of 2020, primarily due to higher sales partially offset by lower gross margins at Nevada and San Sebastian. Adjusted EBITDA is $12 million more than any quarter in Hecla's history.

Capital expenditures totaled $24.7 million compared to $20.0 million in the first quarter of 2020, with the increase primarily due to spending at Lucky Friday and Casa Berardi. Capital expenditures during the first quarter of 2021 at Casa Berardi, Greens Creek, Lucky Friday, and Nevada operations were $13.8 million, $4.9 million, $5.9 million, and $0.1 million, respectively.

Metals Prices

		Three Months Ended March 31
		2021	2020
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$26.29	$16.94
	Realized price per ounce	$25.66	$14.48
Gold -	London PM Fix ($/oz)	$1,798	$1,583
	Realized price per ounce	$1,770	$1,588
Lead -	LME Cash ($/pound)	$0.92	$0.84
	Realized price per pound	$0.92	$0.78
Zinc -	LME Cash ($/pound)	$1.25	$0.96
	Realized price per pound	$1.32	$0.88

∗ Realized prices are calculated by dividing gross revenues for each metal (which include the price adjustments and gains and losses on the forward contracts discussed below) by the payable quantities of each metal included in products sold during the period.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts, other than provisional hedges (which address changes in prices between shipment and settlement with customers), at March 31, 2021.

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2021 settlements	33,841	30,479	$ 1.20	$ 0.89

2022 settlements	53,407	42,715	$ 1.26	$0.96

2023 settlements	41,171	—	$ 1.27	—

The contracts represent 46% of the forecasted payable zinc production for the next three years at an average price of $1.25 per pound, and 45% of the forecasted payable lead production for the next two years at an average price of $0.93 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars the Company has committed to purchase under foreign exchange forward contracts at March 31, 2021:

	Currency Under Contract (in thousands of CAD)	Average Exchange Rate
	CAD	CAD/USD
2021 settlements	93,026	1.32

2022 settlements	84,754	1.31

2023 settlements	52,565	1.32

2024 settlements	26,446	1.33

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis:

		First Quarter Ended
		March 31, 2021	March 31, 2020
PRODUCTION SUMMARY
Silver -	Ounces produced	3,459,446	3,245,469
	Payable ounces sold	3,030,026	2,582,279
Gold -	Ounces produced	52,004	58,792
	Payable ounces sold	57,286	57,103
Lead -	Tons produced	10,704	5,893
	Payable tons sold	8,668	4,130
Zinc -	Tons produced	16,107	12,847
	Payable tons sold	11,027	9,836

The following table provides a summary of the production, cost of sales and other direct production costs and depreciation, depletion and amortization (referred to herein as "cost of sales"), cash cost, after by-product credits ("cash cost"), per silver or gold ounce, and All In Sustaining Cost, after by-product credits ("AISC"), per silver or gold ounce, for the quarters ended March 31, 2021 and 2020.

First Quarter Ended March 31, 2021			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,459,446	52,004	2,584,870	13,266	863,901	—	—	36,190	10,675	2,548	—
Increase/(decrease)	7%	(12)%	(7)%	8%	802%	(100)%	(100)%	35%	80%	(85)%	(100)%
Cost of sales (000)	$76,069	$69,971	$53,181	$—	$22,794	$94	-	$62,516	$—	$7,455	-
Increase/(decrease)	26%	7%	8%	N/A	705%	(99)%	N/A	29%	N/A	(56)%	N/A
Cash cost per silver or gold ounce [5]	$1.40	$1,052	$(0.67)	-	$7.62	N/A	-	$1,027	-	$1,416	-
Increase/(decrease)	(76)%	(1)%	(112)%	N/A	N/A	(100)%	N/A	(19)%	N/A	92%	N/A
AISC per silver or gold ounce[6]	$7.21	$1,284	$1.59	-	$14.24	N/A	-	1,272	-	$1,461	-
Increase/(decrease)	(35)%	(1)%	(80)%	N/A	N/A	(100)%	N/A	(21)%	N/A	81%	N/A

Greens Creek Mine - Alaska

Greens Creek continued its strong performance with slightly lower silver grades due to normal variations in the ore body and produced 2.6 million ounces of silver and 13,266 ounces of gold compared to 2.8 million ounces of silver and 12,273 ounces of gold in the first quarter of 2020. The decrease in silver production was primarily due to lower grade, with the increase in gold production resulting from higher grade, as planned. Compared to 2020, cost per ounce decreased primarily due to $5.7 million in lower treatment costs as a result of favorable smelter terms, of which $4 million are nonrecurring, and the reclassification of the Alaska mine license tax to income and mining tax provision effective January 1, 2021. With higher by-product prices, the cash cost5 and AISC6, after by-product credits, per silver ounce decreased by $6.30 and $6.31 per ounce, respectively. The mill operated at an average of 2,156 tons per day (tpd) in the first quarter compared to 2,185 tpd in the first quarter of 2020.

The Company reaffirms estimated 2021 silver production of 9.5 - 10.2 million ounces of silver and 40 - 43 thousand ounces of gold. The estimate for 2021 cost of sales is $213 million. Estimated cash cost, after by-product credits5, and AISC, after by-product credits6, each per silver ounce is $1.50-$2.25 and $6.50-$7.25, respectively, with lower costs due to anticipated higher by-product credits, lower treatment charges, and the reclassification of mine license tax from production costs to income and mining tax provision effective January 1, 2021.

Casa Berardi Mine - Quebec

At the Casa Berardi Mine, 36,190 ounces of gold were produced compared to 26,752 ounces in the first quarter of 2020. This represents an increase of 35% due to higher tonnage, grades and recoveries. The mill operated at an average of 4,093 tpd in the first quarter of 2021 compared to 3,644 tpd in 2020. The increase in cost of sales was primarily due to higher sales volume. The decrease in cash cost and AISC, after by-product credits5,6, per gold ounce for the first quarter of 2021 compared to the first quarter of 2020 was primarily the result of higher gold production, with AISC also impacted by lower sustaining capital spending, partially offset by higher exploration spending.

Business improvement activities continued in 2021 and these efforts are expected to reduce costs and increase cash flow over the next two years.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 0.9 million ounces of silver were produced in the first quarter of 2021. Lucky Friday returned to full production in the fourth quarter of 2020 with estimated annual production in excess of 3.4 million ounces of silver in 2021. The mill operated at an average of 901 tpd. We continue to test and optimize the new mining method to improve safety and increase productivity which could allow Lucky Friday to increase production beyond the 5 million ounces expected by 2023 due to grade.

The cost of sales for the first quarter was $22.8 million, and the cash cost, after by-product credits, per silver ounce5 was $7.62. AISC6, after by-product credits, was $14.24 per silver ounce.

Nevada Operations

At the Nevada operations, 2,548 ounces of gold were produced from 16,459 tons of a stockpiled bulk sample of refractory material processed at a third-party facility. Cost of sales for the first quarter were $7.5 million and cash cost5 and AISC6, after by-product credits, per gold ounce was $1,416 and $1,461, respectively in the first quarter of 2021. The increase over the prior year period was the result of the lower gold production.

In the second quarter of 2021, the Company expects to process oxide material through the Midas mill. Over the remainder of the year, 22,000 tons of refractory material are expected to be processed in third-party facilities, roughly 12,000 tons in a roaster and 10,000 tons in an autoclave. Production for the remainder of the year is expected to be in the range of 17,000 to 19,000 ounces of gold. Fire Creek and the Midas mill are expected to be on care and maintenance by the end of the second quarter. Activities will be limited primarily to development at Hollister for Hatter Graben and exploration at Midas.

PRE-DEVELOPMENT

Pre-development spending was $0.7 million for the quarter, principally in connection with permitting of Rock Creek and Montanore. The Federal District Court's recent ruling set aside the U.S. Forest Service's 2018 Record of Decision and the U.S. Fish & Wildlife Service's 2019 Supplement to the Biological Opinion for the evaluation phase of the Rock Creek project. While we await action by the Federal agencies on possible appeal of this decision, the Company will reconsider its evaluation plan for the Rock Creek project and continue to advance the Montanore evaluation project.

At Hollister, development of the decline to allow drilling of the Hatter Graben has commenced. The pre-development cost in 2021 is expected to be about $4 million.

2021 ESTIMATES7

The Company has updated its guidance for annual production, cost and expenditures as follows:

2021 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	9.5-10.2	40-43	20.5-21.5	227-237
Lucky Friday *	3.4-3.8	N/A	6.2-6.4	67-70
Casa Berardi	N/A	125-128	11.5-11.7	125-128
Nevada Operations	N/A	20-22	1.8-2.0	20-22
2021 Total	12.9-14.0	185-193	40.0-41.6	439-457
2022 Total	13.7-14.5	173-181	41.0-42.5	448-465
2023 Total	14.2-15.0	177-186	42.5-44.5	467-485

* Equivalent ounces include Lead and Zinc production

2021 Cost Outlook

	Cost of Sales (millions)		Cash cost, after by-product credits, per silver/gold ounce[4]		AISC, after by-product credits, per produced silver/gold ounce[5]
	Original	Current	Original	Current	Original	Current
Greens Creek	$220	$213	$5.75-$6.25	$1.50-$2.25	$10.25-$11.00	$6.50-$7.25
Lucky Friday	$91	$91	$7.75-$9.75	$7.75-$9.75	$13.75-$16.50	$13.75-$16.50
Total Silver	$311	$304	$6.25-$7.25	$3.25-$4.25	$13.50-$15.00	$10.75-$12.50
Casa Berardi	$176	$212	$900-$975	$900-$975	$1,185-$1,275	$1,185-$1,275
Nevada Operations	$41	$41	$1,300-$1,425	$1,300-$1,425	$1,385-$1,525	$1,385-$1,525
Total Gold	$217	$253	$950-$1,050	$950-$1,050	$1,200-$1,300	$1,200-$1,300

2021 Capital and Exploration Outlook

	(millions)
	Original	Current
Capital expenditures	$110	$110
Exploration expenditures (including Corporate Development)	$30	$30
Pre-development expenditures	$4.5	$8.5

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 6, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Conference ID is 7584113. Please dial-in and provide the Conference ID number at least 10 minutes prior to the start time to join the call and mitigate any hold times.

Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors/Events & Webcasts (https://ir.hecla-mining.com/news-events/events-webcasts/default.aspx). The webcast will also be archived on the site.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest U.S. silver producer with operating mines in Alaska and Idaho and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

(2) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(5) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses cash cost, after by-product credits, per silver ounce on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. With regard to Casa Berardi and Nevada Operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines with a by-product credit recognized for the value of their silver production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(7) Calculations for 2021 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada Operations converted using Au $1,525/oz, Ag $17/oz, Zn $1.00/lb, and Pb $0.85/lb.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) the Company will increase cash flow generation over the rest of the year; (ii) expected increase of the Company’s silver production to 15 million ounces by 2023; (iii) expected increase in Lucky Friday’s silver production to 5 million ounces by 2023; (iv) the new mining method being tested at Lucky Friday could improve safety and productivity at the mine beyond the 5 million ounces expected by 2023 due to grade; (v) Greens Creek estimates of full-year 2021 silver and gold production reaffirmed at 9.5 -10.2 million and 40-43 thousand, respectively, estimated 2021 cost of sales updated to $213 million, estimated cash costs, after by-product credits, and AISC, after by-product credits, each per silver ounce updated to $1.50 - $2.25 and $6.50 - $7.25, respectively; (vi) ability of business improvement activities at Casa Berardi to reduce costs and increase cash flow over the next two years; (vii) expectation of the Company to process 25,000 ore tons through the Midas mill and roughly 12,000 tons through a third-party roasting facility, and an additional 10,000 tons for processing at a third-party autoclave facility in the second half of the year with production in the range of 17,000 to 19,000 ounces of gold at the Nevada operations; and (viii) Company-wide estimates of future production, sales, costs of sales, cash costs, after by-product credits, AISC, after by-product credits, as well as estimated spending on capital, exploration and pre-development for 2021. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on our Nevada operations; (xi) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xii) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2020 Form 10-K, filed on February 18, 2021, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY Condensed Consolidated Statements of Operations (dollars and shares in thousands, except per share amounts - unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Sales of products	$210,852	$136,925
Cost of sales and other direct production costs	96,709	85,887
Depreciation, depletion and amortization	49,331	39,666
	146,040	125,553
Gross profit	64,812	11,372

Other operating expenses:
General and administrative	8,007	8,939
Exploration	5,951	2,530
Pre-development	739	535
Other operating expense	3,639	920
Provision for closed operations and environmental matters	3,709	516
Ramp-up and suspension costs	4,318	12,996
	26,363	26,436
Income (loss) from operations	38,449	(15,064)
Other income (expense):
Gain on derivative contracts	473	7,893
Other expense	(161)	(423)
Gain on exchange of investments	1,158	—
Unrealized loss on investments	(3,506)	(978)
Net foreign exchange (loss) gain	(2,064)	6,636
Interest expense	(10,744)	(16,311)
	(14,844)	(3,183)
Income (loss) before income and mining taxes	23,605	(18,247)
Income and mining tax (provision) benefit	(4,634)	1,062
Net income (loss)	18,971	(17,185)
Preferred stock dividends	(138)	(138)
Income (loss) applicable to common stockholders	$18,833	$(17,323)
Basic earnings (loss) per common share after preferred dividends	$0.04	$(0.03)
Diluted earnings (loss) per common share after preferred dividends	$0.03	$(0.03)
Weighted average number of common shares outstanding - basic	534,101	523,215
Weighted average number of common shares outstanding - diluted	540,527	523,215

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
OPERATING ACTIVITIES
Net income (loss)	$18,971	$(17,185)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	49,546	41,630
Gain on exchange of investments	(1,158)	—
Unrealized loss on investments	3,506	978
Provision for reclamation and closure costs	4,529	1,548
Stock compensation	500	1,219
Deferred taxes	32	(3,252)
Amortization of loan origination fees	539	2,140
Gain on derivative contracts	(10,962)	(10,437)
Foreign exchange (gain) loss	1,755	(8,066)
Other non-cash charges, net	8	(104)
Change in assets and liabilities:
Accounts receivable	(2,664)	9,955
Inventories	2,120	(6,602)
Other current and non-current assets	1,528	(2,642)
Accounts payable and accrued liabilities	(24,545)	(11,879)
Accrued payroll and related benefits	(7,995)	9,495
Accrued taxes	2,031	1,332
Accrued reclamation and closure costs and other non-current liabilities	195	(3,203)
Cash provided by operating activities	37,936	4,927

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(21,413)	(19,870)
Proceeds from disposition of properties, plants and equipment	19	154
Net cash used in investing activities	(21,394)	(19,716)

FINANCING ACTIVITIES
Dividends paid to common stockholders	(4,688)	(1,304)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(82)	(458)
Borrowings on debt	—	679,500
Payments on debt	—	(506,500)
Repayments of finance leases	(1,881)	(1,284)
Net cash (used in) provided by financing activities	(6,789)	169,816
Effect of exchange rates on cash	167	(1,736)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	9,920	153,291
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	130,883	63,477
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$140,803	$216,768

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$139,750	$129,830
Accounts receivable:
Trade	35,274	27,864
Other, net	8,475	11,329
Inventories	94,252	96,544
Derivative assets	7,195	3,470
Other current assets	12,971	15,644
Total current assets	297,917	284,681
Investments	11,717	15,148
Restricted cash and investments	1,053	1,053
Properties, plants, equipment and mineral interests, net	2,320,547	2,345,219
Operating lease right-of-use asset	9,775	10,628
Deferred taxes	3,886	2,912
Derivatives assets	6,346	4,558
Other non-current assets	3,836	3,525
Total assets	$2,655,077	$2,667,724

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$53,130	$68,516
Accrued payroll and related benefits	22,800	31,807
Accrued taxes	7,854	8,349
Finance leases	6,706	6,491
Operating leases	2,832	3,008
Accrued reclamation and closure costs	6,592	5,582
Derivatives liabilities	3,906	11,737
Other current liabilities	5,298	14,295
Total current liabilities	109,118	149,785
Finance leases	10,304	9,274
Operating leases	6,954	7,634
Long-term debt - Senior Notes	507,992	507,242
Deferred tax liability	149,220	144,330
Accrued reclamation and closure costs	113,671	110,466
Pension liability	28,797	44,144
Other non-current liabilities	4,146	4,364
Total liabilities	930,202	977,239

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	135,546	134,629
Capital surplus	2,021,072	2,003,576
Accumulated deficit	(377,229)	(391,374)
Accumulated other comprehensive loss	(31,057)	(32,889)
Treasury stock	(23,496)	(23,496)
Total stockholders’ equity	1,724,875	1,690,485
Total liabilities and stockholders’ equity	$2,655,077	$2,667,724
Common shares outstanding	535,334	531,666

HECLA MINING COMPANY Production Data
	Three Months Ended
	March 31, 2021	March 31, 2020
GREENS CREEK UNIT
Tons of ore milled	194,080	198,804
Total production cost per ton	$182.61	$185.92
Ore grade milled - Silver (oz./ton)	16.01	16.87
Ore grade milled - Gold (oz./ton)	0.09	0.08
Ore grade milled - Lead (%)	3.06	3.12
Ore grade milled - Zinc (%)	7.62	6.89
Silver produced (oz.)	2,584,870	2,775,707
Gold produced (oz.)	13,266	12,273
Lead produced (tons)	4,924	5,198
Zinc produced (tons)	13,354	12,487
Cash cost, after by-product credits, per silver ounce (1)	$(0.67)	$5.63
AISC, after by-product credits, per silver ounce (1)	$1.59	$7.90
Capital additions (in thousands)	$4,892	$5,510
LUCKY FRIDAY UNIT
Tons of ore processed	81,071	10,219
Total production cost per ton	$181.28	$—
Ore grade milled - Silver (oz./ton)	11.18	9.87
Ore grade milled - Lead (%)	7.51	7.23
Ore grade milled - Zinc (%)	3.70	3.85
Silver produced (oz.)	863,901	95,748
Lead produced (tons)	5,780	695
Zinc produced (tons)	2,753	360
Cash cost, after by-product credits, per silver ounce (1)	$7.62	$—
AISC, after by-product credits, per silver ounce (1)	$14.24	$—
Capital additions (in thousands)	$5,912	$4,295
CASA BERARDI UNIT
Tons of ore milled - underground	186,919	160,937
Tons of ore milled - surface pit	181,484	170,681
Tons of ore milled - total	368,403	331,618
Surface tons mined - ore and waste	1,991,087	1,724,974
Total production cost per ton	$99.67	$102.45
Ore grade milled - Gold (oz./ton) - underground	0.147	0.170
Ore grade milled - Gold (oz./ton) - surface pit	0.048	0.068
Ore grade milled - Gold (oz./ton) - combined	0.120	0.102
Ore grade milled - Silver (oz./ton)	0.04	0.02
Gold produced (oz.) - underground	27,569	17,581
Gold produced (oz.) - surface pit	8,621	9,171
Gold produced (oz.) - total	36,190	26,752
Silver produced (oz.)	10,675	5,934
Cash cost, after by-product credits, per gold ounce (1)	$1,027	$1,268
AISC, after by-product credits, per gold ounce (1)	$1,272	$1,615
Capital additions (in thousands)	$13,847	$8,506

SAN SEBASTIAN UNIT
Tons of ore milled	—	35,476
Total production cost per ton	$—	$178.02
Ore grade milled - Silver (oz./ton)	—	10.64
Ore grade milled - Gold (oz./ton)	—	0.091
Silver produced (oz.)	—	346,625
Gold produced (oz.)	—	2,802
Cash cost, after by-product credits, per silver ounce (1)	$—	$6.91
AISC, after by-product credits, per silver ounce (1)	$—	$9.59
Capital additions (in thousands)	$—	$803
NEVADA OPERATIONS UNIT
Tons of ore milled	16,459	17,298
Total production cost per ton	$360.72	$745.14
Ore grade milled - Gold (oz./ton)	0.185	1.055
Ore grade milled - Silver (oz./ton)	—	1.470
Gold produced (oz.)	2,548	16.965
Silver produced (oz.)	—	21.455
Cash cost, after by-product credits, per gold ounce (1)	$1,416	$735
AISC, after by-product credits, per gold ounce (1)	$1,461	$808
Capital additions (in thousands)	$89	$857

(1) Cash cost, after by-product credits, per ounce and AISC, after by-products credits, per ounce represent a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits and AISC, after by-products credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Reconciliation of Total cost of sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Costs, Before By-product Credits and All-In Sustaining Costs, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three-month periods ended March 31, 2021 and 2020.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, and royalties. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(3)	Total Silver
Total cost of sales	$53,181	$22,794	$94		$76,069
Depreciation, depletion and amortization	(14,821)	(6,336)	—		(21,157)
Treatment costs	10,541	4,978	—		15,519
Change in product inventory	401	(93)	—		308
Reclamation and other costs	(261)	(233)	(94)		(588)
Cash Cost, Before By-product Credits (1)	49,041	21,110	—		70,151
Reclamation and other costs	848	264	—		1,112
Exploration	123	—	—	435	558
Sustaining capital	4,892	5,454	—	—	10,346
General and administrative	—	—	—	8,007	8,007
AISC, Before By-product Credits (1)	54,904	26,828	—		90,174
By-product credits:
Zinc	(22,767)	(4,753)	—		(27,520)
Gold	(20,996)	—	—		(20,996)
Lead	(7,020)	(9,775)	—		(16,795)
Total By-product credits	(50,783)	(14,528)	—		(65,311)
Cash Cost, After By-product Credits	$(1,742)	$6,582	$—		$4,840
AISC, After By-product Credits	$4,121	$12,300	$—		$24,863
Divided by ounces produced	2,585	864	—		3,449
Cash Cost, Before By-product Credits, per Silver Ounce	$18.98	$24.43	$—		$20.34
By-product credits per ounce	(19.65)	(16.81)	—		(18.94)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.67)	$7.62	$—		$1.40
AISC, Before By-product Credits, per Silver Ounce	$21.24	$31.05	$—		$26.15
By-product credits per ounce	(19.65)	(16.81)	—		(18.94)
AISC, After By-product Credits, per Silver Ounce	$1.59	$14.24	$—		$7.21

In thousands (except per ounce amounts)	Three Months Ended March 31, 2021
	Casa Berardi (4)	Nevada Operations (5)	Total Gold
Total cost of sales	$62,516	$7,455	$69,971
Depreciation, depletion and amortization	(25,541)	(2,633)	(28,174)
Treatment costs	714	11	725
Change in product inventory	(47)	(1,084)	(1,131)
Reclamation and other costs	(208)	(27)	(235)
Cash costs excluded	—	(115)	(115)
Cash Cost, Before By-product Credits (1)	37,434	3,607	41,041
Reclamation and other costs	208	27	235
Exploration	907	—	907
Sustaining capital	7,758	89	7,847
General and administrative			—
AISC, Before By-product Credits (1)	46,307	3,723	50,030
By-product credits:
Silver	(278)	—	(278)
Total By-product credits	(278)	—	(278)
Cash Cost, After By-product Credits	$37,156	$3,607	$40,763
AISC, After By-product Credits	$46,029	$3,723	$49,752
Divided by ounces produced	36	3	39
Cash Cost, Before By-product Credits, per Gold Ounce	$1,035	$1,416	$1,059
By-product credits per ounce	$(8)	$—	$(7)
Cash Cost, After By-product Credits, per Gold Ounce	$1,027	$1,416	$1,052
AISC, Before By-product Credits, per Gold Ounce	$1,280	$1,461	$1,291
By-product credits per ounce	$(8)	$—	$(7)
AISC, After By-product Credits, per Gold Ounce	$1,272	$1,461	$1,284

In thousands (except per ounce amounts)	Three Months Ended March 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$76,069	$69,971	$146,040
Depreciation, depletion and amortization	(21,157)	(28,174)	(49,331)
Treatment costs	15,519	725	16,244
Change in product inventory	308	(1,131)	(823)
Reclamation and other costs	(588)	(235)	(823)
Cash costs excluded	—	(115)	(115)
Cash Cost, Before By-product Credits (1)	70,151	41,041	111,192
Reclamation and other costs	1,112	235	1,347
Exploration	558	907	1,465
Sustaining capital	10,346	7,847	18,193
General and administrative	8,007	—	8,007
AISC, Before By-product Credits (1)	90,174	50,030	140,204
By-product credits:
Zinc	(27,520)	—	(27,520)
Gold	(20,996)	—	(20,996)
Lead	(16,795)	—	(16,795)
Silver	—	(278)	(278)
Total By-product credits	(65,311)	(278)	(65,589)
Cash Cost, After By-product Credits	$4,840	$40,763	$45,603
AISC, After By-product Credits	$24,863	$49,752	$74,615
Divided by ounces produced	3,449	39
Cash Cost, Before By-product Credits, per Ounce	$20.34	$1,059
By-product credits per ounce	(18.94)	$(7)
Cash Cost, After By-product Credits, per Ounce	$1.40	$1,052
AISC, Before By-product Credits, per Ounce	$26.15	$1,291
By-product credits per ounce	(18.94)	$(7)
AISC, After By-product Credits, per Ounce	$7.21	$1,284

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Total cost of sales	$49,182	$2,832	$8,300		$60,314
Depreciation, depletion and amortization	(12,429)	(302)	(1,473)		(14,204)
Treatment costs	15,826	432	104		16,362
Change in product inventory	2,870	914	253		4,037
Reclamation and other costs	319	—	(361)		(42)
Exclusion of Lucky Friday costs	—	(3,876)	—		(3,876)
Cash Cost, Before By-product Credits (1)	55,768	—	6,823		62,591
Reclamation and other costs	788	—	114		902
Exploration	4	—	767	350	1,121
Sustaining capital	5,510	—	56	—	5,566
General and administrative	—	—	—	8,939	8,939
AISC, Before By-product Credits (1)	62,070	—	7,760		79,119
By-product credits:
Zinc	(16,026)	—	—		(16,026)
Gold	(17,197)	—	(4,429)		(21,626)
Lead	(6,926)	—	—		(6,926)
Total By-product credits	(40,149)	—	(4,429)		(44,578)
Cash Cost, After By-product Credits	$15,619	$—	$2,394		$18,013
AISC, After By-product Credits	$21,921	$—	$3,331		$34,541
Divided by ounces produced	2,776	—	347		3,123
Cash Cost, Before By-product Credits, per Ounce	$20.09	$—	$19.67		$20.04
By-product credits per ounce	(14.46)	—	(12.76)		(14.27)
Cash Cost, After By-product Credits, per Ounce	$5.63	$—	$6.91		$5.77
AISC, Before By-product Credits, per Ounce	$22.36	$—	$22.35		$25.33
By-product credits per ounce	(14.46)	—	(12.76)		(14.27)
AISC, After By-product Credits, per Ounce	$7.90	$—	$9.59		$11.06

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$48,325	$16,914	$65,239
Depreciation, depletion and amortization	(16,397)	(9,065)	(25,462)
Treatment costs	574	26	600
Change in product inventory	1,608	5,280	6,888
Reclamation and other costs	(97)	(326)	(423)
Cash Cost, Before By-product Credits (1)	34,013	12,829	46,842
Reclamation and other costs	96	327	423
Exploration	691	85	776
Sustaining capital	8,506	826	9,332
AISC, Before By-product Credits (1)	43,306	14,067	57,373
By-product credits:
Silver	(100)	(353)	(453)
Total By-product credits	(100)	(353)	(453)
Cash Cost, After By-product Credits	$33,913	$12,476	$46,389
AISC, After By-product Credits	$43,206	$13,714	$56,920
Divided by ounces produced	27	17	44
Cash Cost, Before By-product Credits, per Ounce	$1,272	$756	$1,071
By-product credits per ounce	(4)	(21)	(10)
Cash Cost, After By-product Credits, per Ounce	$1,268	$735	$1,061
AISC, Before By-product Credits, per Ounce	$1,619	$829	$1,312
By-product credits per ounce	(4)	(21)	(10)
AISC, After By-product Credits, per Ounce	$1,615	$808	$1,302

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Total Silver	Total Gold	Total
Total cost of sales	$60,314	$65,239	$125,553
Depreciation, depletion and amortization	(14,204)	(25,462)	(39,666)
Treatment costs	16,362	600	16,962
Change in product inventory	4,037	6,888	10,925
Reclamation and other costs	(42)	(423)	(465)
Exclusion of Lucky Friday costs	(3,876)	—	(3,876)
Cash Cost, Before By-product Credits (1)	62,591	46,842	109,433
Reclamation and other costs	902	423	1,325
Exploration	1,121	776	1,897
Sustaining capital	5,566	9,332	14,898
General and administrative	8,939	—	8,939
AISC, Before By-product Credits (1)	79,119	57,373	136,492
By-product credits:
Zinc	(16,026)	—	(16,026)
Gold	(21,626)	—	(21,626)
Lead	(6,926)	—	(6,926)
Silver	—	(453)	(453)
Total By-product credits	(44,578)	(453)	(45,031)
Cash Cost, After By-product Credits	$18,013	$46,389	$64,402
AISC, After By-product Credits	$34,541	$56,920	$91,461
Divided by ounces produced	3,123	44
Cash Cost, Before By-product Credits, per Ounce	$20.04	$1,071
By-product credits per ounce	(14.27)	(10)
Cash Cost, After By-product Credits, per Ounce	$5.77	$1,061
AISC, Before By-product Credits, per Ounce	$25.33	$1,312
	(14.27)	(10)
AISC, After By-product Credits, per Ounce	$11.06	$1,302

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(3)	Total Silver
Total cost of sales	$220,000	$90,400	$—		$310,400
Depreciation, depletion and amortization	(46,000)	(26,000)	—		(72,000)
Treatment costs	49,000	17,100	—		66,100
Change in product inventory	(5,700)	—	—		(5,700)
Reclamation and other costs	1,500	1,000	—		2,500
Cash Cost, Before By-product Credits (1)	218,800	82,500	—		301,300
Reclamation and other costs	3,400	500	—		3,900
Exploration	4,000	—	—		4,000
Sustaining capital	38,000	22,000	—		60,000
General and administrative	—	—	—	32,000	32,000
AISC, Before By-product Credits (1)	264,200	105,000	—		401,200
By-product credits:
Zinc	(70,000)	(14,500)	—		(84,500)
Gold	(62,000)	—	—		(62,000)
Lead	(28,000)	(38,900)	—		(66,900)
Total By-product credits	(160,000)	(53,400)	—		(213,400)
Cash Cost, After By-product Credits	$58,800	$29,100	$—		$87,900
AISC, After By-product Credits	$104,200	$51,600	$—		$187,800
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$22.21	$22.92	$—		$22.40
By-product credits per silver ounce	(16.24)	(14.83)	—		(15.87)
Cash Cost, After By-product Credits, per Silver Ounce	$5.97	$8.09	$—		$6.53
AISC, Before By-product Credits, per Silver Ounce	$26.82	$29.17	$—		$29.83
By-product credits per silver ounce	(16.24)	(14.83)	—		(15.87)
AISC, After By-product Credits, per Silver Ounce	$10.58	$14.34	$—		$13.96

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$175,900	$41,000	$216,900
Depreciation, depletion and amortization	(61,000)	(5,600)	(66,600)
Treatment costs	400	4,600	5,000
Change in product inventory	600	(11,600)	(11,000)
Reclamation and other costs	300	500	800
Cash Cost, Before By-product Credits (1)	116,200	28,900	145,100
Reclamation and other costs	500	100	600
Exploration	3,800	—	3,800
Sustaining capital	31,500	2,000	33,500
AISC, Before By-product Credits (1)	152,000	31,000	183,000
By-product credits:
Silver	(600)	(550)	(1,150)
Total By-product credits	(600)	(550)	(1,150)
Cash Cost, After By-product Credits	$115,600	$28,350	$143,950
AISC, After By-product Credits	$151,400	$30,450	$181,850
Divided by gold ounces produced	127	21	148
Cash Cost, Before By-product Credits, per Gold Ounce	$919	$1,376	$984
By-product credits per gold ounce	(5)	(26)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$914	$1,350	$976
AISC, Before By-product Credits, per Gold Ounce	$1,201	$1,476	$1,241
By-product credits per gold ounce	(5)	(26)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,196	$1,450	$1,233

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$310,400	$216,900	$527,300
Depreciation, depletion and amortization	(72,000)	(66,600)	(138,600)
Treatment costs	66,100	5,000	71,100
Change in product inventory	(5,700)	(11,000)	(16,700)
Reclamation and other costs	2,500	800	3,300
Cash Cost, Before By-product Credits (1)	301,300	145,100	446,400
Reclamation and other costs	3,900	600	4,500
Exploration	4,000	3,800	7,800
Sustaining capital	60,000	33,500	93,500
General and administrative	32,000	—	32,000
AISC, Before By-product Credits (1)	401,200	183,000	584,200
By-product credits:
Zinc	(84,500)	—	(84,500)
Gold	(62,000)	—	(62,000)
Lead	(66,900)	—	(66,900)
Silver		(1,150)	(1,150)
Total By-product credits	(213,400)	(1,150)	(214,550)
Cash Cost, After By-product Credits	$87,900	$143,950	$231,850
AISC, After By-product Credits	$187,800	$181,850	$369,650
Divided by ounces produced	13,450	148
Cash Cost, Before By-product Credits, per Ounce	$22.40	$984
By-product credits per ounce	(15.87)	(8)
Cash Cost, After By-product Credits, per Ounce	$6.53	$976
AISC, Before By-product Credits, per Ounce	$29.83	$1,241
By-product credits per ounce	(15.87)	(8)
AISC, After By-product Credits, per Ounce	$13.96	$1,233

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(3)	Total Silver
Total cost of sales	$213,000	$90,400	$—		$303,400
Depreciation, depletion and amortization	(55,000)	(26,000)	—		(81,000)
Treatment costs	38,000	17,100	—		55,100
Change in product inventory	4,000	—	—		4,000
Reclamation and other costs	4,500	1,000	—		5,500
Cash Cost, Before By-product Credits (1)	204,500	82,500	—		287,000
Reclamation and other costs	4,500	500	—		5,000
Exploration	4,000	—	—		4,000
Sustaining capital	36,000	22,000	—		58,000
General and administrative	—	—	—	34,500	34,500
AISC, Before By-product Credits (1)	249,000	105,000	—		388,500
By-product credits:
Zinc	(86,000)	(14,500)	—		(100,500)
Gold	(70,000)	—	—		(70,000)
Lead	(28,000)	(38,900)	—		(66,900)
Total By-product credits	(184,000)	(53,400)	—		(237,400)
Cash Cost, After By-product Credits	$20,500	$29,100	$—		$49,600
AISC, After By-product Credits	$65,000	$51,600	$—		$151,100
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$20.76	$22.92	$—		$21.34
By-product credits per silver ounce	(18.68)	(14.83)	—		(17.65)
Cash Cost, After By-product Credits, per Silver Ounce	$2.08	$8.09	$—		$3.69
AISC, Before By-product Credits, per Silver Ounce	$25.28	$29.17	$—		$28.88
By-product credits per silver ounce	(18.68)	(14.83)	—		(17.65)
AISC, After By-product Credits, per Silver Ounce	$6.60	$14.34	$—		$11.23

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$212,000	$41,000	$253,000
Depreciation, depletion and amortization	(87,500)	(5,600)	(93,100)
Treatment costs	400	4,600	5,000
Change in product inventory	(9,000)	(11,600)	(20,600)
Reclamation and other costs	300	500	800
Cash Cost, Before By-product Credits (1)	116,200	28,900	145,100
Reclamation and other costs	500	100	600
Exploration	3,800	—	3,800
Sustaining capital	31,500	2,000	33,500
AISC, Before By-product Credits (1)	152,000	31,000	183,000
By-product credits:
Silver	(600)	(550)	(1,150)
Total By-product credits	(600)	(550)	(1,150)
Cash Cost, After By-product Credits	$115,600	$28,350	$143,950
AISC, After By-product Credits	$151,400	$30,450	$181,850
Divided by gold ounces produced	127	21	148
Cash Cost, Before By-product Credits, per Gold Ounce	$919	$1,376	$984
By-product credits per gold ounce	(5)	(26)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$914	$1,350	$976
AISC, Before By-product Credits, per Gold Ounce	$1,201	$1,476	$1,241
By-product credits per gold ounce	(5)	(26)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,196	$1,450	$1,233

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$303,400	$253,000	$556,400
Depreciation, depletion and amortization	(81,000)	(93,100)	(174,100)
Treatment costs	55,100	5,000	60,100
Change in product inventory	4,000	(20,600)	(16,600)
Reclamation and other costs	5,500	800	6,300
Cash Cost, Before By-product Credits (1)	287,000	145,100	432,100
Reclamation and other costs	5,000	600	5,600
Exploration	4,000	3,800	7,800
Sustaining capital	58,000	33,500	91,500
General and administrative	34,500	—	34,500
AISC, Before By-product Credits (1)	388,500	183,000	571,500
By-product credits:
Zinc	(100,500)	—	(100,500)
Gold	(70,000)	—	(70,000)
Lead	(66,900)	—	(66,900)
Silver	—	(1,150)	(1,150)
Total By-product credits	(237,400)	(1,150)	(238,550)
Cash Cost, After By-product Credits	$49,600	$143,950	$193,550
AISC, After By-product Credits	$151,100	$181,850	$332,950
Divided by ounces produced	13,450	148
Cash Cost, Before By-product Credits, per Ounce	$21.34	$984
By-product credits per ounce	(17.65)	(8)
Cash Cost, After By-product Credits, per Ounce	$3.69	$976
AISC, Before By-product Credits, per Ounce	$28.88	$1,241
By-product credits per ounce	(17.65)	(8)
AISC, After By-product Credits, per Ounce	$11.23	$1,233
(1)

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, and royalties, after by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital cost.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday had been limited from the start of the strike until the ramp-up was substantially completed in the fourth quarter of 2020. Costs related to ramp-up activities totaling $6.3 million, along with $1.8 million in non-cash depreciation expense, in the first quarter of 2020 have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)

In late March, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against the COVID-19 virus, causing us to suspend our Casa Berardi operations from approximately March 24 until April 15, when limited mining operations resumed, resulting in the reduced mill throughput. Suspension-related costs totaling $0.9 million for the first quarter of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(5)

Production was suspended at the Hollister and Midas mines and Aurora mill in the latter part of 2019. Suspension-related costs at Nevada Operations totaling $3.6 million and $4.0 million for the first quarters of 2021 and 2020, respectively, are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2021	2020
Income (loss) income applicable to common stockholders (GAAP)	$18,833	$(17,323)
Adjusting items:
Gain on derivatives contracts	(473)	(7,893)
Ramp-up and suspension costs	4,318	12,996
Provisional price gains	(552)	(2,610)
Environmental accruals	2,882	—
Additional interest associated with early repayment of long-term debt	—	2,902
Loss on extinguishment of debt	—	1,666
Net foreign exchange loss (gain)	2,064	(6,636)
Unrealized loss on investments	3,506	978
Gain on disposition of properties, plants, equipment and mineral interests	9	(104)
Adjusted net income (loss) applicable to common stockholders	$30,587	$(16,024)
Weighted average shares - basic	534,101	523,215
Weighted average shares - diluted	540,527	523,215
Basic and diluted adjusted net income (loss) per common share	$0.06	$(0.03)

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining tax provision (benefit), depreciation, depletion, and amortization expense, acquisition costs,, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains and losses on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes and 2021 Notes and capital leases, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net (loss) income and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	$18,971	$(17,185)	$19,366	$(91,209)
Plus: Interest expense	10,744	16,311	44,002	54,093
Plus: Income and mining taxes	4,634	(1,062)	5,831	(17,947)
Plus: Depreciation, depletion and amortization	49,331	39,666	166,795	200,397
Plus: Acquisition costs	—	—	20	632
(Less)/Plus: Foreign exchange (gain) loss	2,064	(6,636)	13,305	(1,533)
(Less)/Plus: (Gain) loss on derivative contracts	(10,962)	(10,437)	5,053	(6,623)
Plus: Ramp-up and suspension costs	4,318	12,996	16,233	22,269
(Less)/Plus: Provisional price gains	(552)	(2,610)	(5,950)	(2,683)
Plus/(Less): (Loss) gain on disposition of properties, plants, equipment and mineral interests	9	(104)	685	4,539
Plus: Stock-based compensation	500	1,219	5,739	5,307
Plus: Provision for closed operations and environmental matters	4,529	1,548	9,170	6,868
Plus/(Less): Unrealized loss (gain) on investments	3,506	978	(7,740)	3,463
Plus: Other	(997)	423	2,806	2,805
Adjusted EBITDA	$86,095	$35,107	$275,315	$180,378
Total debt			$525,002	$690,222
Less: Cash, cash equivalents and short-term investments			$(139,750)	$(215,715)
Net debt			$385,252	$474,507
Net debt/LTM adjusted EBITDA (non-GAAP)			1.4	2.6

Category: Earnings

Contacts

Russell Lawlar
Senior Vice President, CFO and Treasurer

Jeanne DuPont
Senior Communication Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com